UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 5, 2013
(Date of Report/Date of earliest event reported)

SENSIENT TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN	1-7626	39-0561070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5304
(Address and zip code of principal executive offices)
(414) 271-6755
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 5, 2013, Sensient Technologies Corporation entered into a new ten year, fixed rate, senior note purchase agreement with a group of financial institutions including New York Life Insurance Company, Metropolitan Life Insurance Company and The Prudential Insurance Company of America.  The notes include $75 million of 3.66% senior notes and about €38 million of 3.06% senior notes.  Funds will be received in November 2013, and the new notes will mature in 2023.  The proceeds will be used to provide for future liquidity needs and to repay maturing indebtedness.

Similar to Sensient's other debt agreements, the note purchase agreement requires Sensient to maintain  (1) a ratio of consolidated total funded debt to consolidated EBITDA (Leverage Ratio) of not more than 3.5 to 1, (2) a fixed charge coverage ratio of not less than 2.0 to 1.00, and (3) a consolidated adjusted net worth of at least $625 million.  The note purchase agreement also includes other financial covenants that are customary in transactions of this type and similar to those in Sensient's existing debt agreements.

The foregoing is intended to be a general description of the note purchase agreement but does not constitute a full description of it. Reference is made to the note purchase agreement, which is attached as Exhibit 10.1, and to the related press release, which is furnished as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are furnished with this Report on Form 8-K:

Exhibit 10.1	Note Purchase Agreement dated as of April 5, 2013

Exhibit 99.1	Sensient Technologies Corporation Press Release dated April 8, 2013

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSIENT TECHNOLOGIES CORPORATION
(Registrant)

By:	/s/ John L. Hammond
Name:	John L. Hammond
Title:	Senior Vice President, General Counsel and Secretary
Date:	April 8, 2013

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EXHIBIT INDEX

Exhibit 10.1	Note Purchase Agreement dated as of April 5, 2013

Exhibit 99.1	Sensient Technologies Corporation Press Release dated April 8,2013